UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.         )

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Asensus Surgical, Inc.

(Name of Registrant as Specified In Its Charter)

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1 TW Alexander Drive, Suite 160
Durham, North Carolina 27703
(919) 765-8400

ADDITIONAL DEFINITIVE PROXY MATERIAL

August 13, 2024

Explanatory Note

On August 13, 2024, Asensus Surgical, Inc. (the “Company”) issued a press release and held a conference call to discuss results from the second quarter ended June 30, 2024 and to provide a status update on the proposed merger with KARL STORZ Endoscopy-America, Inc. The press release and conference call script are set forth below.

Asensus Surgical, Inc. Reports Operating and Financial Results for the Second Quarter 2024

RESEARCH TRIANGLE PARK, N.C.-- August 13, 2024 --(GLOBE NEWSWIRE) Asensus Surgical, Inc. (NYSE American: ASXC), a global leader of innovative digital solutions for the operating room, announced its operating and financial results for the second quarter 2024.

Recent Highlights

●

Announced a definitive merger agreement (the “Merger Agreement”) with KARL STORZ Endoscopy-America, Inc. ("KARL STORZ"), a wholly owned direct subsidiary of KARL STORZ SE & Co. KG, an independent, family-owned global medical technology company. Under the Merger Agreement, KARL STORZ will acquire all of the outstanding shares of Asensus Surgical for $0.35 per share in cash (the “Merger”)

●	Leading independent proxy advisory firms, ISS and Glass Lewis, recommend that stockholders vote FOR the merger proposal

●	Second quarter revenue of $2.2 million

●	The Company had cash and cash equivalents, excluding restricted cash, of approximately $7.8 million at June 30, 2024

"We're at a critical juncture for our company. After thoroughly exploring all reasonably available options, we believe the Merger proposal offers the best opportunity to maximize value for our stockholders in our current circumstances,” said Anthony Fernando, Asensus Surgical President and CEO. “While we understand the offer price may not meet everyone's expectations, it does provide a definite return in a challenging financial environment. If the Merger is not approved, we expect to seek bankruptcy protection. We encourage all stockholders to carefully review the information we've provided and to participate in this crucial vote. Every vote matters as we determine the best path forward for Asensus Surgical and all of our stakeholders."

Company Urges Stockholder Participation in Critical Merger Vote as Extended Deadline Approaches

The Company’s Special Meeting of Stockholders regarding the merger proposal with KARL STORZ was recently adjourned to Tuesday August 20, at 10:00 a.m. (Eastern Time). While we have received proxies for approximately 55% of our outstanding shares with over 80% voted in favor of the merger proposal, we still need more votes to approve the transaction. Approval from a majority of all shares of our common stock issued and outstanding and entitled to vote as of our record date of June 28, 2024 is required for approval.

If not approved, the Company will incur significant near-term financial obligations, including a repayment to KARL STORZ of their $20 million securitized note, plus interest and prepayment premium, as well as associated transaction expenses. These obligations exceed the Company’s assets as reflected on its current balance sheet. As outlined in the Proxy Statement we filed with the SEC on July 5, 2024, over $300 million would need to be raised to support operations through 2027.

The Board of Directors, after careful consideration, concluded that this merger proposal represents the best choice to maximize stockholder value. Leading independent proxy advisory firms, ISS and Glass Lewis, have also recommended that the merger proposal is in stockholders' best interests. If the merger is not approved, we expect to seek bankruptcy protection in order to maximize the value of our assets as we seek an orderly liquidation of the company.

KARL STORZ's merger offer stands at $0.35 per share. While lower than historical valuations, we believe this represents the best available price given current circumstances. Prior to accepting this deal, various alternatives were explored, including partnerships and potential acquisitions, but no other potential counterparty indicated interest in a transaction at a higher price.

Stockholder participation in this vote is crucial. Abstaining or failing to vote is effectively the same as voting against the merger proposal, as approval is needed from a majority of outstanding shares, not just a majority of votes cast.

Any stockholder with questions about the Special Meeting or in need of assistance in voting their shares should contact the Company’s proxy solicitor:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Stockholders, banks and brokers may call toll free: (844) 858-7383
Outside the U.S. and Canada: 1-520-524-4960

Second Quarter Financial Results

For the three months ended June 30, 2024, the Company reported revenue of $2.2 million as compared to revenue of $1.1 million in the three months ended June 30, 2023. Revenue in the second quarter of 2024 included $0.8 million in system revenue, $0.6 million in lease revenue, $0.6 million in instruments and accessories, and $0.2 million in services.

For the three months ended June 30, 2024, total operating expenses were $23.1 million, as compared to $18.9 million, in the three months ended June 30, 2023.

For the three months ended June 30, 2024, net loss was $25.7 million, or $0.09 per share, as compared to a net loss of $20.7 million, or $0.09 per share, in the three months ended June 30, 2023.

Adjusted net loss is a non-GAAP financial measure. See the reconciliation of GAAP to Non-GAAP Measures below. For the three months ended June 30, 2024, the adjusted net loss was $18.1 million, or $0.07 per share, as compared to an adjusted net loss of $20.3 million, or $0.09 per share in the three months ended June 30, 2023, after adjusting for the following charges: amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities, all of which are non-cash charges.

Balance Sheet Updates

The Company had cash and cash equivalents, excluding restricted cash, of approximately $7.8 million as of June 30, 2024.

Conference Call

To listen to the conference call on your telephone, please dial 1-800-717-1738 for domestic callers and 1-646-307-1865 for international callers, approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link https://ir.asensus.com/events-and-presentations. The replay will be available on the Company’s website.

About Asensus Surgical, Inc.

Asensus Surgical is revolutionizing surgery with the first intra-operative Augmented Intelligence technology approved for use in operating rooms around the world. Recognized as an award-winning leader in digital technology, Asensus is committed to making surgery more accessible and predictable while delivering consistently superior outcomes. The Company’s novel approach to digitizing laparoscopy has led to system placements globally. Led by engineers, medical professionals, and industry luminaries, Asensus is powered by human ingenuity and driven by collaboration. To learn more about the Senhance® Surgical System and the new LUNA™ System in development, visit www.asensus.com.

Forward-Looking Statements

This press release includes statements relating to Asensus Surgical, and our 2024 second quarter results, and of the proposed merger with KARL STORZ (the “Merger”). These statements and other statements regarding our future plans and goals constitute "forward looking statements'' within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward looking statement include all statements regarding the intent, belief or current expectation of Asensus and can typically be identified by words such as “may,” “will” and similar expressions, as well as variations or negatives of these words, including statements about the Company’s pursuit of stockholder approval for the Merger Agreement and Merger, and whether the Company will be successful in securing the requisite vote of its stockholders or meet all of the other required closing conditions and the actual consummation of the Merger. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include, but are not limited to, the occurrence of any event, change or other circumstance that would give rise to the termination of the Merger Agreement and the fact that certain terminations of the Merger Agreement require the Company to pay a termination fee of $3,600,000, whether the Company will meet all conditions required to close the Merger transaction, whether the necessary approvals will be obtained before the outside termination date in the Merger Agreement, the effect of the announcement of the Merger on the Company’s relationships with its customers, as well as its operating results and business generally, the outcome of any legal proceedings related to the Merger that may arise, retention of employees of the Company following the announcement of the Merger, the fact that the Company’s stock price may decline significantly if the Merger is not completed, and the fact that the Company may be obligated to repay amounts advanced under the promissory note issued to KARL STORZ (the “Note”), which provided bridge funding to the Company, if the Merger is not consummated and whether our stockholders will approve the Merger. For a discussion of the risks and uncertainties associated with the Company’s business, please review our filings with the Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, events or otherwise, except as required by law. The information set forth herein speaks only as of the date hereof.

Important Additional Information and Where to Find It

In connection with the Merger, the Company has filed with the SEC a definitive proxy statement and other relevant documents. This press release is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. Before making any voting decision, the Company’s stockholders are urged to read all relevant documents filed with the SEC, including the proxy statement, when they become available because they will contain important information about the Merger. Investors and security holders will be able to obtain the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website, www.sec.gov, or from the Company at the investor relations page of its website, www.asensus.com.

Asensus Surgical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue:
Product	$1,396	$298	$1,709	$591
Service	236	289	521	484
Lease	575	494	1,100	982
Total revenue	2,207	1,081	3,330	2,057

Cost of revenue:
Product	1,155	1,612	2,836	2,837
Service	695	519	1,147	1,268
Lease	809	943	1,732	1,916
Total cost of revenue	2,659	3,074	5,715	6,021
Gross loss	(452)	(1,993)	(2,385)	(3,964)

Operating expenses:
Research and development	7,631	8,980	15,722	19,119
Sales and marketing	3,655	4,449	7,297	9,002
General and administrative	5,994	5,124	10,368	10,592
Amortization of intangible assets	110	114	224	226
Change in fair value of contingent consideration	5,700	203	12,180	308
Total operating expenses	23,090	18,870	45,791	39,247
Operating loss	(23,542)	(20,863)	(48,176)	(43,211)

Change in fair value of warrant liabilities	(1,825)	—	291	—
Interest income	66	431	192	870
Interest expense	(321)	—	(321)	—
Other expense, net	(52)	(242)	(111)	(460)
Total other (expense) income, net	(2,132)	189	51	410
Loss before income taxes	(25,674)	(20,674)	(48,125)	(42,801)
Income tax (expense) benefit	(75)	12	(121)	(79)
Net loss	(25,749)	(20,662)	(48,246)	(42,880)

Net loss per common share attributable to common stockholders – basic and diluted	$(0.09)	$(0.09)	$(0.18)	$(0.18)

Weighted average number of shares used in computing net loss per common share – basic and diluted	272,316	239,570	270,791	238,929

Comprehensive loss:
Net loss	(25,749)	(20,662)	(48,246)	(42,880)
Foreign currency translation (loss) gain	(174)	175	(668)	725
Unrealized gain on available-for-sale investments	1	99	9	406
Comprehensive loss	$(25,922)	$(20,388)	$(48,905)	$(41,749)

Asensus Surgical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share data)

(unaudited)	June 30,	December 31,
	2024	2023

Assets
Current Assets:
Cash and cash equivalents	$7,782	$17,096
Short-term investments, available-for-sale	—	3,971
Accounts receivable, net	406	3,508
Inventories	7,160	7,172
Prepaid expenses	2,729	3,143
Other current assets	1,364	1,496
Total Current Assets	19,441	36,386

Restricted cash	1,517	1,642
Inventories, net of current portion	2,516	4,043
Property and equipment, net	8,034	8,959
Intellectual property, net	1,012	1,237
Net deferred tax assets	34	44
Operating lease right-of-use assets, net	4,688	5,165
Other long-term assets	1,260	1,610
Total Assets	$38,502	$59,086

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,057	$4,145
Accrued employee compensation and benefits	3,977	5,390
Accrued expenses and other current liabilities	2,611	1,636
Contingent consideration, current	14,400	—
Operating lease liabilities, current	1,070	1,036
Deferred revenue	496	421
Notes payable	15,309	—
Total Current Liabilities	39,920	12,628
Long Term Liabilities:
Deferred revenue – less current portion	258	290
Contingent consideration	—	2,220
Warrant liabilities	5,597	5,888
Noncurrent operating lease liabilities	4,054	4,646
Total Liabilities	49,829	25,672

Commitments and Contingencies

Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at June 30, 2024 and December 31, 2023; 272,616,330 and 264,921,526 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	273	265
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	977,285	973,129
Accumulated deficit	(987,614)	(939,368)
Accumulated other comprehensive loss	(1,271)	(612)
Total Stockholders’ Equity	(11,327)	33,414
Total Liabilities and Stockholders’ Equity	$38,502	$59,086

Asensus Surgical, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)	Six Months Ended
	June 30,
	2024	2023
Operating Activities:
Net loss	$(48,246)	$(42,880)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	1,682	1,652
Amortization of intangible assets	224	226
Amortization (accretion) of discounts and premiums on investments, net	979	(298)
Stock-based compensation	3,273	3,894
Deferred tax expense	—	79
Bad debt expense	5	—
Change in inventory reserves	1,011	459
Change in fair value of warrant liabilities	(291)	—
Change in fair value of contingent consideration	12,180	308
Changes in operating assets and liabilities:
Accounts receivable	3,008	1,614
Inventories	(646)	(1,240)
Operating lease right-of-use assets	387	40
Prepaid expenses	391	409
Other current and long-term assets	350	340
Accounts payable	(2,040)	961
Accrued employee compensation and benefits	(1,319)	(577)
Accrued expenses and other current liabilities	912	(55)
Deferred revenue	62	(94)
Interest payable	309	—
Operating lease liabilities	(459)	(42)
Net cash and cash equivalents used in operating activities	(28,228)	(35,204)
Investing Activities:
Purchase of available-for-sale investments	—	(12,268)
Proceeds from maturities of available-for-sale investments	3,000	48,735
Purchase of property and equipment	(111)	(166)
Net cash and cash equivalents provided by investing activities	2,889	36,301
Financing Activities:
Proceeds from notes payable	15,000	—
Proceeds from issuance of common stock, net of issuance costs	982	196
Taxes paid related to net share settlement of vesting of restricted stock units	(176)	(490)
Proceeds from refund of non-redeemed shares of non-accredited investors	85	—
Proceeds from exercise of stock options	—	5
Net cash and cash equivalents provided by (used in) financing activities	15,891	(289)
Effect of exchange rate changes on cash and cash equivalents	9	751
Net (decrease) increase in cash, cash equivalents and restricted cash	(9,439)	1,559
Cash, cash equivalents and restricted cash, beginning of period	18,738	7,470
Cash, cash equivalents and restricted cash, end of period	$9,299	$9,029

Supplemental Disclosure for Cash Flow Information:
Cash paid for leases	$804	$655
Cash paid for taxes	$142	$262

Supplemental Schedule of Non-cash Investing and Financing Activities:
Transfer of inventories to property and equipment	$857	$802
Lease liabilities arising from obtaining right-of-use assets	$112	$417

Asensus Surgical, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Net loss attributable to common stockholders (GAAP)	$(25,749)	$(20,662)	$(48,246)	$(42,880)

Adjustments
Amortization of intangible assets (a)	110	114	224	226
Change in fair value of contingent consideration (b)	5,700	203	12,180	308
Change in fair value of warrant liabilities (c)	1,825	—	(291)	—
Adjusted net loss attributable to common stockholders (Non-GAAP)	$(18,114)	$(20,345)	$(36,133)	$(42,346)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net loss per share attributable to common stockholders - basic and diluted (GAAP)	$(0.09)	$(0.09)	$(0.18)	$(0.18)

Adjustments
Amortization of intangible assets (a)	—	—	—	—
Change in fair value of contingent consideration (b)	0.02	—	0.04	—
Change in fair value of warrant liabilities (c)	—	—	—	—
Adjusted net loss per share attributable to common stockholders – basic and diluted (Non-GAAP)	$(0.07)	$(0.09)	$(0.14)	$(0.18)

The non-GAAP financial measures for the three and six months ended June 30, 2024 and 2023, which provide management with additional insight into the Company’s results of operations from period to period without certain non-cash charges, are calculated using the following adjustments:

a) Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 7 to 10 years.

b) Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a probability of occurrence related to the Merger Agreement with KARL STORZ Endoscopy-America, Inc. and Karl Storz California Inc. for a proposed Merger and a Monte-Carlo simulation utilizing significant unobservable inputs including the probability of achieving each of the potential milestones, revenue volatility, EURO to USD exchange rate, and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

c) The Company recorded warrant liabilities related to common stock warrants issued in the registered direct offering in July 2023.

Warrant liabilities were recorded at their initial estimated fair value. Adjustments associated with changes in fair value of the warrant liabilities are included in the Company’s consolidated statements of operations and comprehensive loss.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie

ICR Westwicke

invest@asensus.com

443-213-0499

MEDIA CONTACT:

Dan Ventresca

Matter Communications

AsensusPR@matternow.com

617-874-5488

Asensus Surgical 2Q24 Earnings Prepared Remarks

Mark Klausner

Good afternoon, everyone, and thank you for joining us for the Asensus Surgical second quarter financial update conference call. On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Shameze Rampertab, Chief Financial Officer. In addition to the financial updates, we are also going to provide an update on the status of the proposed merger with KARL STORZ.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business, including statements about the Company’s pursuit of stockholder approval for the Merger Agreement and Merger, and whether the Company will be successful in securing the requisite vote of its stockholders or meet all of the other required closing conditions and the actual consummation of the Merger. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with the Asensus Surgical business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the 2023 Form 10-K filed in March 2024 and the Form 10-Q expected to be filed later today and any other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and the adjusted net loss per common share attributable to common stockholders. Management believes that these non-GAAP financial measures, taken in conjunction with US GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company's core operating results. Management uses non-GAAP financial measures to compare our performance relative to forecast and strategic plans, to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from US GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

With that, it's my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando

Good afternoon, everyone. Thank you for joining us. On today's call, Shameze will begin by reviewing our second quarter financials.

I'd then like to focus my discussion on the status of our proposed merger with KARL STORZ. This potential transaction is significant and I want to walk you through the key aspects of this proposal and the potential impacts on our company's future. Given where we are in the merger process we will not be taking questions at the end of today’s call.

Shameze.

Shameze Rampertab

Starting with a review of our financials, for the three months ended June 30, 2024, the company reported revenue of $2.2 million as compared to revenue of $1.1 million in the three months ended June 30, 2023. Revenue in the second quarter of 2024 included $0.8 million in system revenue, $0.6 million in lease revenue, $0.6 million in instruments and accessories, and $0.2 million in services.

For the three months ended June 30, 2024, total operating expenses were $23.1 million, as compared to $18.9 million in the three months ended June 30, 2023.

For the three months ended June 30, 2024, net loss attributable to common stockholders was $25.7 million, or $0.09 per share, as compared to a net loss attributable to common stockholders of $20.7 million, or $0.09 per share, in the three months ended June 30, 2023.

For the three months ended June 30, 2024, the adjusted net loss attributable to common stockholders was $18.1 million, or $0.07 per share, as compared to an adjusted net loss of $20.3 million, or $0.09 per share, in the three months ended June 30, 2023.

Adjusted net loss is GAAP net loss, adjusted for the following items; amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities, all of which are non-cash charges. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. Reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet. The company had cash and cash equivalents excluding restricted cash of approximately $7.8 million as of June 30, 2024.

Now I'll turn it back to Anthony.

Anthony Fernando

Thanks Shameze.

On August 7, 2024, we adjourned our Special Meeting of stockholders which was scheduled to vote on the proposed Merger with KARL STORZ. Unfortunately, the merger proposal has not yet received proxies representing the votes necessary to proceed so we have adjourned the meeting until August 20th.

2

To date, we have only received proxies to vote for approximately 55% of our outstanding shares. This is a very low turnout for a matter of such importance. Regardless of whether you support the merger or not, we encourage you to exercise your rights as stockholders and vote your shares to make your voice heard. The Company has adjourned the Special Meeting to allow its retail stockholders additional time to consider and vote on each of the proposals, which are described in the Proxy Statement.

As a reminder, there are three proposals to consider:

●

The first is the approval and adoption of the Agreement and Plan of Merger with KARL STORZ Endoscopy-America, Inc. This proposal seeks stockholder approval for our company to be acquired by way of a merger with and into a subsidiary of KARL STORZ Endoscopy-America as outlined in our proxy statement filed with the SEC on July 5, 2024. To pass, this proposal requires a YES vote from a majority of all outstanding shares, not just a majority of those shares that have been voted.

●

The second is an advisory vote on the approval of certain compensation that may be paid or become payable to our named executive officers in connection with the Merger. Unlike the first proposal, this advisory vote requires approval from a majority of the shares that are voted, provided that a quorum is present.

●

The third vote is for the approval of one or more adjournments of the Special Meeting to a later date or dates if necessary. This allows postponement of the meeting to solicit additional proxies to reach the required vote threshold for the proposal to approve and adopt the merger agreement.. Like the second proposal, this proposal only requires approval from a majority of the shares that have been actually voted, rather than a majority of all outstanding shares. Because we had the necessary votes, this proposal passed and we were able to adjourn the Special Meeting to Tuesday, August 20, at 10:00 am Eastern Time.

Of the shares that have voted on the merger proposal, over 80% majority have voted to approve the merger including all shares held by significant large institutional investors. This is in line with the recommendations from ISS and Glass Lewis, who recommend stockholders vote in favor of the merger. ISS and Glass Lewis are widely recognized as the leading independent voting and corporate governance advisory firms. Their analysis and recommendations are meaningful for many major institutional investment firms, mutual funds, and fiduciaries globally.

We would highly encourage stockholders who have not yet voted to consider the potential outcomes.

If the merger is not approved, we face significant near-term financial obligations, including a repayment to KARL STORZ of their $20 million securitized note, plus interest and prepayment premium, as well as transaction expenses we have incurred in connection with the pending merger. The sum of these obligations exceeds the available capital on our balance sheet. We do not believe we are in a position to raise the capital needed to fund these expenses and also to continue funding operations. Therefore, if the merger is not approved, we expect to seek bankruptcy protection.

It's important to note that KARL STORZ has a security interest in all of our assets. This means that KARL STORZ holds a legal claim over our company's assets as collateral for the debt we owe them. In a bankruptcy scenario, this security interest would give KARL STORZ priority over other creditors and stockholders in claims against our assets. As a result, in the event of bankruptcy, we believe our common stockholders will receive less than the merger consideration and may not receive distributions at all in a bankruptcy setting.

3

We have heard from stockholders that they would like us to get a higher price than $0.35 per share. I want to emphasize that we have exhausted all reasonable options available to us to get a higher price and our directors believe $0.35 per share is the best price reasonably obtainable for stockholders. Before accepting the KARL STORZ deal, we explored various alternatives, including partnerships and potential acquisitions. As described more fully in the proxy statement, we solicited interest from other potential partners and acquirers, but none of these discussions led to a proposal other than the proposal from KARL STORZ. Since the announcement of this transaction on April 3, 2024, no other company has expressed interest in offering a higher price than KARL STORZ.

The $0.35 per share offered by KARL STORZ, while likely lower than many stockholders’ initial investment, represents the best available price reasonably available given our current circumstances. We understand this price is disappointing, especially for long-term investors who have seen higher valuations in the past. However, it is crucial to recognize that this offer provides some return, whereas a bankruptcy scenario would likely result in stockholders receiving little or nothing for their shares.

I cannot overstate the importance of every single stockholder's participation in this vote. Whether you support the merger or not, your vote matters. If you haven't voted yet, please review the information we've provided today and in our proxy statement, which was filed with the SEC on July 5, 2024, and cast your vote as soon as possible. You can access the proxy statement at www.sec.gov or on our website at asensus.com/Investors.

In closing, I want to express my deepest gratitude to our dedicated employees who continue to work tirelessly to advance our mission. As we face this crucial vote, we ask for your support in securing the best possible outcome for all stakeholders.

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